Acelity Files Registration Statement for Proposed Initial Public Offering

San Antonio, TX - August 26, 2015 - Acelity Holdings, Inc. (“Acelity”) today announced that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission relating to a proposed initial public offering of its common stock. The number of shares to be offered and the price range for the proposed offering have not yet been determined. Acelity is a wholly-owned subsidiary of Acelity L.P. Inc., and in connection with this offering, Acelity will become the parent company of Acelity L.P. Inc.’s advanced wound care and regenerative medicine businesses.

J.P. Morgan, Goldman, Sachs & Co. and BofA Merrill Lynch are acting as joint book-running managers for the proposed offering.

The offering will be made only by means of a prospectus. When available, a copy of the preliminary prospectus related to the offering may be obtained from: J.P. Morgan Securities LLC, Attention: Prospectus Department c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, via telephone: 1-866-803-9204; Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, via telephone: 1-866-471-2526 or by facsimile at 212-902-9316, or via email: prospectus-ny@ny.email.gs.com; or BofA Merrill Lynch, Attn: Prospectus Department at 222 Broadway, New York, NY 10038, or by email at dg.prospectus_requests@baml.com.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Acelity
Acelity L.P. Inc. and its subsidiaries are a global advanced wound care and regenerative medicine company created by uniting the strengths of three companies, Kinetic Concepts, Inc., LifeCell Corporation and Systagenix Wound Management, Limited. Available in more than 75 countries, the innovative and complementary Acelity product portfolio delivers value through solutions that speed healing and lead the industry in quality, safety and customer experience. Headquartered in San Antonio, Texas, Acelity employs more than 5,700 people around the world.

Media Contacts

Acelity
Cheston Turbyfill
(210) 255-6696

Brunswick Group
Jayne Rosefield / Lauren Nadig
(212) 333-3810

Investor Relations Contact
Caleb Moore
caleb.moore@acelity.com